Exhibit 99.1

For Immediate Release

FDA ADVISORY COMMITTEE RECOMMENDS APPROVAL FOR NITROMED’S BIDIL®

TO TREAT BLACK PATIENTS WITH HEART FAILURE

Lexington, MA—June 16, 2005—NitroMed, Inc. (NASDAQ: NTMD) announced today that the U.S. Food and Drug Administration’s Cardiovascular and Renal Drugs Advisory Committee voted to recommend approval of its product candidate BiDil®(isosorbide dinitrate/hydralazine hydrochloride) for the treatment of heart failure in black patients.

“The Committee’s recommendation to approve BiDil represents an important step forward in our ability to make this treatment available,” said Manuel Worcel, M.D., NitroMed’s Chief Medical Officer.  “We believe that, if approved by the FDA, BiDil will provide new hope to black heart failure patients who suffer a disproportionate burden of this disease.”

In the African American Heart Failure Trial (A-HeFT), black patients taking BiDil in addition to current standard heart failure therapies experienced a 43 percent decrease in the risk of mortality (10.2 percent vs. 6.2 percent; P=0.012), a 39 percent reduction in the risk of first hospitalizations for heart failure (16.4 percent vs. 24.4 percent; P<0.001) and an improvement in quality of life (P=0.02) versus patients taking placebo in addition to current standard therapies.  A-HeFT was designed as a confirmatory trial after earlier studies suggested a response in black patients.  A-HeFT, co-sponsored by NitroMed and the Association of Black Cardiologists (ABC), enrolled 1,050 patients who self-identified as black and was the first trial ever conducted in an all African American heart failure population.

Adverse events reported in the trial and seen more frequently in the group given BiDil included symptoms of headache (49.5 percent in BiDil patients vs. 21.1 percent in placebo patients) and dizziness (31.9 percent in BiDil patient vs. 13.7 percent in placebo patients).  Exacerbations of moderate and severe heart failure were seen more frequently in the placebo group.

Heart failure, also called congestive heart failure or dilated cardiomyopathy, is a degenerative condition that occurs when the heart muscle weakens and cannot pump blood efficiently to meet the metabolic needs of the body, often resulting in fatigue and shortness of breath. The loss of the heart’s pump function is usually caused by an underlying condition, such as hypertension or coronary artery disease, which weakens the heart muscle and increases a person’s risk of heart failure.

Heart failure affects approximately five million Americans and is the primary reason for hospitalizations among people over the age of 65.  It is also one of the most expensive diseases faced by Americans, costing more than all cancers combined. An estimated 750,000 African Americans are currently diagnosed with heart failure, with the number expected to increase to nearly 900,000 by 2010.  There is no cure for this disease, and more than 50 percent of patients die within five years of diagnosis.

NitroMed completed its resubmission of a new drug application for BiDil in December 2004 for the treatment of black patients with heart failure.  According to goal action dates set by FDA under the Prescription Drug User Fee Act (PDUFA), NitroMed is expecting a response from the FDA by June 23.

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About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide.  The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs.  Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases.  Corporate collaborations are also an element of the Company’s business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including potential FDA approval and the potential therapeutic benefits of its drug candidate BiDil, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to required regulatory approvals to market and sell BiDil and other factors discussed in its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005, which is filed with the SEC.  In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

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Media Contacts:	Investor Contact:
Spectrum Science Communications	Lawrence E. Bloch, M.D., J.D.
Susie Bunson	NitroMed, Inc.
C. 703-919-3814 (on-site)	Chief Financial Officer/Chief Business Officer
Pam Lippincott
T. 202-955-6222	T: 781-266-4197